EXHIBIT 10(cc)

LNC Non-Employee Directors Compensation

Effective July 1, 2004

Annual Retainer:

•	$80,000 in cash

•	$80,000 in Deferred Stock Units[1]

Annual Committee Chairperson Fee:

•	$5,000 in cash

No Meeting Fees

Annual Lead Director Fee:

•	$25,000 in cash

TOTAL ANNUAL COMPENSATION: $160,0002

[1]	Automatically credited in stock units under the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors.

[2]	This figure does not include any Annual Committee Chairperson Fees ($5,000) or any Annual Lead Director Fee ($25,000) that may apply, as such fees vary among the individual Directors.